Exhibit 99.1

News Release For Immediate Release Company Contact: Jack Collins, EVP Finance/Corporate Development Phone: (405) 702-7460 Website: www.pstr.com
PostRock Reports 2009 Results and Filing of Form 10-K
OKLAHOMA CITY — March 22, 2010 — PostRock Energy Corp. (NASDAQ: PSTR) (“PostRock” or the “Company”) today announced the filing of its annual report on Form 10-K on March 19, 2010, which includes consolidated financial statements and operating results of PostRock’s predecessor entities for the fiscal year ended December 31, 2009.
2009 Operational and Financial Highlights
* Maintained production at 59.5 million cubic feet of natural gas equivalent per day despite a 96% reduction in capital expenditures.
* Reduced net debt by $65.9 million to $308.4 million at December 31, 2009.
* Increased adjusted EBITDA by 22% to $100 million, despite a large drop in natural gas prices, through operating cost reductions and proceeds from its hedging strategy.
* Reported proved reserves as of December 31, 2009, on a pro forma basis giving effect to the recombination of PostRock’s predecessor entities, of 222.8 Bcfe under NYMEX pricing and 110.3 Bcfe under SEC pricing (assuming termination of the midstream services and gas gathering agreement), as compared with 74.8 Bcfe on an SEC, non-recombined basis.
Management Comment
“In 2009 we made significant progress on our strategic plan. We successfully reduced debt, maintained production, lowered operating costs, and amended our credit facilities allowing for our recombination, which occurred on March 5, 2010,” said David C. Lawler, President and Chief Executive Officer of PostRock Energy. “We were also successful in our Marcellus Shale development activity during the year as we completed one vertical well and our first two horizontal wells. The performance of these wells supports our positive view of our Marcellus Shale acreage position.”
“In 2010, we plan to drill and complete three vertical and six horizontal wells on our Marcellus Shale acreage and complete and connect 108 wells previously drilled in the Cherokee Basin. In addition, we continue to pursue several initiatives to increase the value of our interstate pipeline that include creating the ability to deliver our Cherokee Basin production into our interstate pipeline and building interconnects with other interstate and intrastate pipelines to provide access to premium markets in the upper Midwest and Northeast. We remain focused on cost reductions and anticipate our recombination will allow us to significantly lower our general and administrative expenses in 2010,” said Mr. Lawler
2009 Financial Summary
PostRock’s adjusted EBITDA increased to $100 million in 2009 from $82.2 million in 2008. The Company reported a net loss of $292.3 million in 2009, which included a $268.6 million non-cash impairment charge and a $50 million non-cash mark to market loss on derivative financial instruments.
Revenues from oil and natural gas sales declined to $79.9 million in 2009 from $162.5 million in 2008. The change was the result of the decline in average realized natural gas equivalent sales prices to $3.68 per Mcfe in 2009 from $7.47 per Mcfe in 2008. PostRock’s total natural gas equivalent production was unchanged from 2008 at approximately 21.7 billion cubic feet (Bcfe) despite a reduction in oil and gas development capital expenditures to $5.1 million in 2009 from $58.1 million in 2008.

PostRock actively manages its exposure to natural gas and crude oil prices using various hedging strategies. In 2009, the Company received $98.1 million from its derivative settlements as compared to paying out $6.4 million in 2008. Derivative settlements in 2009 included approximately $26 million received as a result of PostRock amending or exiting certain above-market derivative financial instruments in June 2009.
As of December 31, 2009, PostRock had derivative positions that provided price protection for approximately 16.1 Bcfe of its Cherokee Basin natural gas production at an average realized price of $6.11 per Mcfe in 2010 and positions that protect prices on the majority of its proved developed producing Cherokee Basin reserves from 2011 to 2013 at increasing prices. PostRock’s natural gas and crude oil derivative positions are shown in the following table:

Natural Gas Derivative Contract Summary
	2010		2011		2012		2013
	Price	Volume	Price	Volume	Price	Volume	Price	Volume
	($/mcf)	(MMcf)	($/mcf)	(MMcf)	($/mcf)	(MMcf)	($/mcf)	(MMcf)
Southern Star Swaps	$6.24	12,499	$6.43	5,000	$6.72	2,000	—	—
NYMEX Swaps	$6.31	3,630	$7.01	8,550	$7.22	9,000	$7.28	9,000
Southern Star Basis Swaps	($0.63)	3,630	($0.67)	8,550	($0.70)	9,000	($0.71)	9,000
Avg. Realized Price & Total Volume Hedged	$6.11	16,129	$6.37	13,550	$6.56	11,000	$6.57	9,000
Crude Oil Derivative Contract Summary

	2010
	Price	Volume
	($/bbl)	(MBbls)
NYMEX Swap	$87.50	30,000
Oil and natural gas production costs decreased to $33.4 million in 2009 from $44.1 million in 2008. The Company was able reduce operating costs by effectively implementing process improvement initiatives, including the use of the latest artificial lift technology, which helped improve reliability and reduce well maintenance costs.
PostRock’s natural gas pipeline revenue from its interstate pipeline and third party gathering operations decreased to $26.2 million in 2009 from $28.2 million in 2008. The decrease was primarily driven by the loss of a significant customer on PostRock’s interstate pipeline, as well as the renegotiation of certain other contracts. PostRock’s pipeline operating costs declined to $29.1 million in 2009 from $29.7 million in 2008. PostRock is pursuing efforts to optimize its compression fleet in order to decrease fuel consumption and improve horsepower utilization.
PostRock’s general and administrative expenses increased to $41.7 million in 2009 from $28.3 million in 2008 due to the legal, consulting and audit fees associated with re-audits and restatements of historical financial statements as well as increased legal, investment banker, and other professional fees in connection with the Company’s recombination.
Liquidity Update
PostRock’s outstanding debt balance was $329.3 million and total cash balance was $20.9 million at December 31, 2009. From December 31, 2009 to March 19, 2010, the Company borrowed an additional $1.4 million to fund its Marcellus Shale development activity and for general corporate purposes while cash balances increased to approximately $25.5 million.

Natural Gas and Oil Reserves as of December 31, 2009
Fluctuations in the prices and costs used in the estimation of reserves can cause significant variations in the resulting reserve calculation. PostRock believes it would be meaningful to consider different price and cost sensitivities with respect to its reserve calculation, particularly with respect to transportation costs following consummation of the recombination. The following table presents reserve volumes and the present value of future cash flows, discounted at 10%, as of December 31, 2009 under three different pricing and cost scenarios explained below. The reserves presented under the SEC case and the alternative price and cost assumptions have been prepared by independent petroleum engineers.

	Sensitivity of Reserves to Prices and Costs
	as of December 31, 2009
	SEC						Recombined
	Modernization			Recombined			NYMEX
	Methodology(1)			Methodology(2)			Methodology(3)
	Gas	Oil	Total	Gas	Oil	Total	Gas	Oil	Total
	(Bcf)	(MMbbl)	(Bcfe)	(Bcf)	(MMbbl)	(Bcfe)	(Bcf)	(MMbbl)	(Bcfe)
Proved reserves
Developed	62.1	0.78	66.8	96.5	0.78	101.2	158.9	0.87	164.1
Undeveloped	7.7	0.05	8.0	8.8	0.05	9.1	58.4	0.05	58.7

Total proved reserves	69.8	0.83	74.8	105.3	0.83	110.3	217.3	0.92	222.8

Total probable reserves	4.5	—	4.5	31.7	0.33	33.7	57.4	0.33	59.4
Total possible reserves	9.1	—	9.1	9.1	—	9.1	94.8	0.06	95.2

	SEC		Recombined
	Modernization	Recombined	NYMEX
	Methodology(1)	Methodology(2)	Methodology(3)
	(in thousands)
PV-10 value(4):
Proved reserves	$50,559	$99,901	$431,901
Probable reserves	435	2,120	63,437
Possible reserves	139	139	75,996

1)	Amounts determined based on the recently adopted SEC final rule “Modernization of Gas and Oil Accounting”. The prices used in this calculation equal the unweighted arithmetic average of the first day of the month price for each month from January through December 2009 of $61.18 per barrel of oil and $3.87 per Mmbtu of gas. The transportation cost on PostRock’s Cherokee Basin production was $1.70 per Mcf, which is based on the gathering rate to be charged under the midstream services and gas dedication agreement between Bluestem Pipeline, LLC and Quest Cherokee, LLC.

2)	The prices used in this calculation are the same as those described in footnote 1. The transportation charge used on PostRock’s Cherokee Basin production was $0.80 per Mcf due to the fact that this scenario assumes that the midstream services and gas dedication agreement (which after the recombination is an intercompany agreement) would be no longer in effect and therefore utilizes PostRock’s current estimate of direct pipeline operating expense for the natural gas gathering pipeline system.

3)	Amounts determined based on the publicly traded NYMEX 2010 to 2015 natural gas and oil forward curve as of February 1, 2010. The average five year forward price for natural gas was $6.38 per Mmbtu and the average five year forward price for crude oil was $82.75 per barrel. The transportation charge used on PostRock’s Cherokee Basin production was $0.80 per Mcf due to the fact that this scenario assumes that the midstream services and gas dedication agreement (which after the recombination is an intercompany agreement) would be no longer in effect and therefore utilizes PostRock’s current estimate of direct pipeline operating expense for the natural gas gathering pipeline system.

4)	The PV-10 value of PostRock’s reserves is a non-GAAP financial measure. PV-10 value is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable financial measure under generally accepted accounting principles. PV-10 value is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 value is equal to the standardized measure of discounted future net cash flows at a specified date before deducting future income taxes, discounted at 10%. Discounted future net cash flows are based on assumptions of future prices, future production costs, and future development costs. However, as a result of significant net operating loss carryforwards, PostRock does not expect to incur future income tax liabilities for the foreseeable future and therefore has an effective future income tax rate of zero. As such, there is no difference between the standardized measure and the PV-10 value of PostRock’s reserves under the different methodologies. PostRock believes that the presentation of the PV-10 value is relevant and useful to investors because it presents the discounted future net cash flows attributable to its reserves, and it is a useful measure of evaluating the relative monetary significance of its oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of PostRock’s reserves to other companies. PostRock uses this measure when assessing the potential return on investment related to PostRock’s oil and natural gas properties. However, PV-10 value is not a substitute for the standardized measure of discounted future net cash flows. PostRock’s PV-10 value measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of its oil and natural gas reserves as of the specified dates.
About PostRock Energy Corporation
PostRock Energy Corporation is an integrated independent energy company engaged in the acquisition, exploration, development, production and transportation of oil and natural gas in the Cherokee Basin, the Appalachian Basin, and Central Oklahoma. PostRock has over 2,800 wells and nearly 2,200 miles of natural gas gathering pipelines in the Cherokee Basin. The Company also owns and operates nearly 400 natural gas and oil producing wells and undeveloped acreage in the Appalachian Basin of the northeastern United States and more than 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit PostRock’s website at www.pstr.com.
Forward-Looking Statements
Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although PostRock believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in PostRock’s filings with the Securities and Exchange Commission, including risk factors listed in PostRock’s Registration Statement on Form S-4 and Annual Report on Form 10-K and other filings with the SEC. You can find PostRock’s filings with the SEC at www.pstr.com or www.sec.gov. By making these forward-looking statements, PostRock undertakes no obligation to update these statements for revisions or changes after the date of this release.
SEC Reserve Reporting Rule Changes
For year-end 2009 reserve reporting, the Securities and Exchange Commission (SEC) has implemented new rules requiring that proved reserve calculations be based on the unweighted average first-of-the-month prices for the twelve months in 2009, as contrasted with the previous method which utilized period-end prices. The prices under the new method were $3.87 per mcf and $61.18 per bbl, before field differential adjustments, compared to year-end 2009 spot prices of $5.79 per mcf and $79.36 per bbl, before field differential adjustments. The modernized rules also contain new reserve recognition definitions that allow for the reporting of proved undeveloped (PUD) reserves that are more than one direct development spacing area away from offsetting producing wells if reasonable certainty can be shown using reliable technology. PostRock met the criteria of reasonable certainty using reliable technology by demonstrating the Company’s consistency of results, geologic understanding, and analogy to other areas. As such, additional reserves were realized on the two Appalachia horizontal wells drilled in 2009. At the present time, PUD reserve bookings in all other asset areas have been restricted to directly offsetting development spacing areas away from offsetting producing wells.
The SEC’s new pricing rule reflects the low average natural gas prices experienced in 2009. This affects the volume of reportable proved reserves and substantially lowers the estimated future net cash flows from proved reserves. PostRock believes that using the five-year annual NYMEX average as of February 1, 2010, which were $6.38 per mcf and $82.75 per bbl, before field differential adjustments, yields a better indication of the likely economic production capability of its proved reserves than the 2009 12-month average required by the new rules or spot prices at year end, which were required prior to year-end 2009.
Reserves Categories
Proved reserves are those quantities of oil and natural gas, which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. Although probable and possible reserve locations are found by “stepping out” from proved reserve locations, estimates of probable and possible reserves are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company.
Reconciliation of Non-GAAP Financial Measures
PostRock defines adjusted EBITDA as net income (loss) before interest expense, net; income taxes; depreciation, depletion and amortization; gain (loss) on sale of assets; loss (recovery) from misappropriation of funds; impairments; other income (expense) and change in fair value of derivative instruments. The following table represents a reconciliation of PostRock’s net income (loss) to EBITDA and adjusted EBITDA for the period presented:

Year ended
December 31,
2009
Net income (loss)	$(292,320)
Add (deduct):
Interest expense, net	29,329
Income tax expense (benefit)	—
Depreciation, depletion and amortization	47,802

EBITDA	(215,189)
Loss (gain) on sales of assets	—
Loss (recovery) from misappropriation of funds	(3,412)
Impairments	268,630
Other expense (income)	(83)
Change in fair value of derivative financial instrument	50,026

Adjusted EBITDA	$99,972

Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, PostRock management considers it an important measure of PostRock’s performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of PostRock’s ability to fund PostRock’s cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, which is a necessary element of PostRock’s business to the extent that PostRock incurs debt, (b) depreciation, depletion, amortization and accretion, which are necessary elements of PostRock’s business because PostRock uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of PostRock’s business, and (d) income taxes, which may become a material element of PostRock’s operations in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.